UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: September 10, 2008

SOLAR ENERGY LIMITED

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation or organization)

001-14791 (Commission File Number)	76-0418364 (IRS Employer Identification Number)

Michael James Gobuty, Chief Executive Officer

73200 El Paseo, Ste #2H, Palm Desert, CA 92260

(Address of principal executive offices)

(760) 773-1111
(Registrant’s telephone number, including area code)

145-925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L2

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   •     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   •     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

•     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

•     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)          Effective September 10, 2008, the board of directors of Solar Energy Limited (the “Company”) accepted the resignation of Nelson Skalbania as a director and as the chief executive officer, chief financial officer, and principal accounting officer of the Company.

Effective September 10, 2008, the Company’s board of directors accepted the resignation of Andrew Wallace as a director of the Company.

(c)          Effective September 10, 2008, the Company’s board of directors appointed Michael James Gobuty as the chief executive officer, chief financial officer, and principal accounting officer of the Company.

Mr. Gobuty has been retired for several years. Previously, he had been an international garment industry consultant based upon his decades of leather outerwear and sportswear manufacturing experience. He has been active in the hockey world as a team president and owner as well as an association executive. He has also been a financer and developer of condominiums. Mr. Gobuty is not a director of any reporting corporations other than the Company. Mr. Gobuty received his BA from the University of Winnipeg.

Mr. Gobuty has had no related party transactions with the Company within the last two years.

The Company has not entered into any employment agreements in connection with Mr. Gobuty’s appointments. Further, Mr. Gobuty is not party to any material plan, contract or arrangement for any equity grants or awards with the Company.

(d)     Effective September 10, 2008, the Company’s board of directors appointed Michael James Gobuty to the Company’s board of directors to serve until the Company’s next annual shareholders meeting.

The appointment of Mr. Gobuty to the Company’s board of directors was not based on any prior understanding or arrangement.

The Company has not at this time determined if Mr. Gobuty will serve on any standing committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Solar Energy Limited

By: /s/ Michael James Gobuty                         September 10, 2008
Name: Michael James Gobuty

Title: Chief Executive Officer

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